VIPER NETWORKS, INC.
EXHIBIT 23.1

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

To Whom It May Concern:

The firm of Chang G. Park, CPA, Certified Public Accountant, consents to the inclusion of our report of August 29, 2006, on the reviewed consolidated financial statements of Viper Networks, Inc. and Subsidiaries as of June 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park, CPA
CHANG G. PARK, CPA

August 30, 2006
Chula Vista, CA 91910